Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CSG Systems International, Inc:

We consent to the use of our report dated March 10, 2004, with respect to the consolidated balance sheets of CSG Systems International, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, incorporated by reference in this registration statement on Form S-8.

Our report contains an explanatory paragraph discussing our audit of certain adjustments that were applied to restate the disclosures for reportable segments reflected in the December 31, 2001 financial statements, which were audited by other auditors who have ceased operations. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments. Our report also refers to a change in the method of accounting for stock-based compensation during 2003.

/s/ KPMG LLP

Denver, Colorado

July 30, 2004